Exhibit 11
                                                                    ----------

                                           STATEMENT RE: COMPUTATION OF
                                                 PER SHARE EARNINGS

                                                                     Years Ended June 30,
                                                                     -------------------

                                                      1997                    1996                1995
                                                      ----                    ----                ----

Average shares outstanding                          6,006,449                5,756,344           5,735,892

Dilutive effect of stock
options computed by use
of treasury stock method                              181,515                  179,178             166,527
                                                  -----------              -----------          ----------

Average common and common
equivalent shares
outstanding                                         6,187,964                5,935,522            5,902,419
                                                  ===========              ===========          ===========

Computation of Earnings
Per Share = Net Income
divided by Average common and
common equivalent shares                         $  11,156,400           $   9,769,200         $  8,050,900
outstanding                                          6,187,964               5,935,522            5,902,419
                                                  ------------             -----------          -----------



Earnings Per Share                               $        1.80           $        1.65         $       1.36
                                                  ============            ============          ===========
